Exhibit 23.2


             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Registration Statement of PMC-Sierra, Inc. on Form S-8 of our report dated March 10, 2000 (June 13, 2000 as to the second paragraph of Note 9) on the financial statements of Malleable Technologies, Inc. appearing in the Current Report on From 8-K/A1 of PMC-Sierra, Inc. dated August 4, 2000.

/s/ DELOITTE & TOUCHE LLP



San Jose, California
January 22, 2002